KPMG LLP Suite 1400 55 Second Street San Francisco, CA 94105 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Auditors We consent to the incorporation by reference in the registration statements No. 333-230548 on Form S-8 of Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan, and No. 333-198158 on Form S-3 and No. 333-263169 on Form S-3ASR of Hannon Armstrong Sustainable Infrastructure Capital, Inc., of our audit report dated March 29, 2022, with respect to the consolidated balance sheets of SunStrong Capital Holdings, LLC as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive income (loss), changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, which appears in this Annual Report on Form 10-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc., for the year ended December 31, 2021. San Francisco, California March 29, 2022